Exhibit 10.70

DYNAMIC CURRENCY CONVERSION & FINES AMENDMENT
To
Sponsorship Agreement

This Dynamic Currency Conversion and Fines Amendment to the Sponsorship Agreement (this “DCC & Fines Amendment”) amends, modifies, and supplements the Sponsorship Agreement (the “Sponsorship Agreement”) between Everi Payments Inc. formerly known as Global Cash Access, Inc. (“Company”) and Prosperity Bank, (“Prosperity”) (as previously amended, the “Original Agreement,” this DCC and Fines Amendment and the Original Agreement together the “Agreement”), and is entered into as of this 1st day of February, 2022 (the “DCC & Fines Amendment Effective Date”). Company and Prosperity are each referenced herein as a “Party” and together, the “Parties.” Unless otherwise noted, capitalized terms herein shall have the same meaning as in the Original Agreement.

1.Utilizing Dynamic Currency Conversion (“DCC”) Functionality on ATMs. Company may utilize DCC at its ATMs as permitted by the Networks and this Agreement, provided, however, that Company will ensure full compliance with the Rules at all times, as described in the Original Agreement. In the event Company intends to initiate DCC functionality at an ATM, Company will notify Prosperity so that Prosperity may register the Company with the applicable Network. In addition to the Parties’ rights to terminate under Section 5.2 and any other applicable provisions of the Original Agreement, either Party may disable the DCC functionality of Company ATMs and thereby initiate the termination of Company’s DCC registration with the Network(s) (“DCC Termination”) at any time by providing 15 days’ prior written notice to the other Party via Email, provided, in the event of an emergency (as determined by the terminating Party in its good faith judgment), such notice may be given as soon as commercially reasonable after the initial disabling. Prosperity will promptly notify Company’s Processor(s) and applicable Network(s) of any such DCC Termination. Notwithstanding any DCC Termination, however, no DCC Termination will release Company of its obligations under Section 2 (Network Noncompliance & Fines) below, including without limitation obligations of payment of any fines.

2.Network Noncompliance & Fines. In the event any Network to which Company is sponsored performs a review as described in Section 2.5(f) of the Original Agreement, Company will respond to Prosperity promptly as requested by Prosperity for any Rule violation reported in the review with an agreement to cure, an explanation of the manner and timing of such correction, and a detailed remediation plan within the timeframe requested by Prosperity or Network. Following Company’s cure of the violation(s) and at other times as reasonably requested by Prosperity, Company will submit to Prosperity an attestation of compliance, in the form requested by Prosperity. Company will reimburse Prosperity promptly as described below for any fines or penalties assessed against Prosperity by any Network for any such violation. Company understands and agrees that Network can elect to defer fines until the compliance violations are remedied to Network’s satisfaction and Network is able to confirm compliance via a follow-up audit to determine that all ATMs under Prosperity’s sponsorship, whether or not owned or placed by Company or any of its Third Party Sales Representatives (“TPSR(s)”), are compliant with the Rules. In the event Network conducts such a follow-up audit and finds any violation by any Prosperity sponsored ATMs, regardless whether such violation is a result of any violation by Company’s ATM(s) or another one or more of Prosperity’s sponsored ATMs, any such deferred Network fines that are assessed against Prosperity will be billed by Prosperity, in its sole discretion based on the facts and circumstances, in one of the following ways:

(i)to Company as a result of Company’s initial violation(s); or

(ii)split between Company and other companies in proportion to the number of ATMs owned or placed by each ISO reviewed and determined by the initial or subsequent review to be in violation of the Rules.

Prosperity will notify Company of any such billing, and Company shall remit and Prosperity shall collect via ACH debit by the 24th of the month any payment for any such fines or for any other amounts billed to it in accordance with the applicable provisions of the Original Agreement.

3.Change of Name. Company states that, as the result of a “rebranding,” Company has changed its name from Global Cash Access, Inc. to Everi Payments Inc. Company states that no change in control of Company occurred with such rebranding. The Parties agree to amend the Agreement so that wherever in the Agreement the name “Global Cash Access, Inc. appears it is modified to “Everi Payments Inc.” and the name of the contracting party under this Agreement, including this DCC and Fines Amendment, is Everi Payments Inc. and may be referred to as “Company” or “Everi”.

4.Company Warranties and Representations. Company warrants and represents to Prosperity that Company has the full power and authority to execute and deliver this DCC and Fines Amendment and to perform all its obligations under this Agreement and that the individual(s) executing this DCC and Fines Amendment on behalf of the Company has/have the full power and authority to bind the Company to this DCC and Fines Amendment.

5.Counterparts. This DCC & Fines Amendment may be executed in one or more counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same agreement. A facsimile or electronic copy of this DCC & Fines Amendment properly signed by an authorized representative of each Party shall constitute a valid original for purposes of this DCC & Fines Amendment.

6.This DCC & Fines Amendment is intended to be a modification of the Original Agreement. Except as expressly modified herein, the Original Agreement shall remain in full force and effect. In the event of a conflict between the terms of this DCC and Fines Amendment and the Original Agreement, this DCC and Fines Amendment shall control.

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IN WITNESS WHEREOF, the Parties have executed this DCC and Fines Amendment as of the DCC and Fines Amendment Effective Date stated above or, if no DCC and Fines Amendment Effective Date is stated, effective as of the latter of the signatures below.

PROSPERITY BANK COMPANY: Everi Payments Inc.

By: /s/ Jamie Bigley By: /s/ Darren Simmons
Name: Jamie Bigley Name: Darren Simmons
Title: Senior Vice President Title: EVP, FinTech Business Leader
Date: 2/1/2022 Date: 2/1/2022